Exhibit VII
NORDIC INVESTMENT BANK
Financial information
January—August 2010
(unaudited)

Nordic Investment Bank	Financial information January—August 2010

Table of contents

Key figures	3
Comments	4
Statement of comprehensive income	5
Statement of financial position	6
Changes in equity	7
Cash flow statement	8
19 October 2010

Nordic Investment Bank	Financial information January—August 2010
Key figures
(in EUR million unless otherwise noted)

	Aug 2010*	Aug 2009*	Dec 2009
Net interest income	157	142	219
Core earnings**	149	127	192
Profit	131	231	324
Loans disbursed	618	1,196	1,954
Loan agreements	1,117	686	1,417
Loans outstanding	14,146	13,584	13,763
Guarantee commitments	12	17	12
New debt issues	3,127	3,113	4,137
Debts evidenced by certificates	21,703	17,911	17,998
Total assets	26,582	22,306	22,423
Equity/total assets (%)	8.2	8.8	9.1
Profit/average equity (%)	9.3	18.9	17.1
Number of employees (persons)	172	174	178

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto.

**	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Nordic Investment Bank	Financial information January—August 2010
Comments
NIB’s financial figures January—August 2010
In the first eight months of the year, the international financial markets and the global economy signalled improvements and a continued recovery, yet not without continued uncertainty.
In June, NIB’s Board of Governors decided to increase the Bank’s capital base. Following the new subscription, the Bank’s authorised capital will amount to EUR 6,142 million. A larger capital base adds to the Bank’s lending capacity in the aftermath of the financial crisis. New capital allows NIB to continue its lending operations at more or less the same pace as in the last few years, and to increase the share of lending in the focus sectors defined by the mandate.
During the first eight months of the year, NIB’s net interest income amounted to EUR 157 million, up 10 per cent compared with the same period in 2009. This reflects higher average margins from lending operations and a higher income from liquidity management.
NIB’s operational results for January—August 2010 in terms of core earnings* amounted to EUR 149 million, up from EUR 127 million during the same period last year. Positive fair values on financial instruments accounted for EUR 28 million. Impairments to the loan book amounted to EUR 42 million as per the end of August 2010 (January—August 2009: EUR 27 million). As a result, NIB’s profit amounted to EUR 131 million.
NIB’s balance sheet total at the end of the period was EUR 26.6 billion. Loans outstanding amounted to EUR 14.1 billion, a slight increase on year-end 2009. Loans agreed amounted to EUR 1.1 billion. The amount of loan disbursements, totalling EUR 618 million, saw a drop compared to EUR 1,196 million in January—August 2009. The decrease is attributable to high disbursements during the previous years, which consumed the inventory of agreed loans. Furthermore, the liquidity situation among the Bank’s customers has improved and the investment activity is still rather low. The focus sectors—the environment; energy; transport, logistics and communication; and innovation—accounted for 75 per cent of the disbursed amount.
The Bank has undertaken two USD benchmark bond issues this year. Through the end of August 2010, NIB funded EUR 3.1 billion in eight currencies with the cost of funding some 30 to 40 basis points lower than in the same period last year.
NIB expects the share of the priority sectors in lending to exceed 80 per cent, which will generate high mandate fulfilment.
Johnny Åkerholm
President and CEO

*	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Nordic Investment Bank	Financial information January—August 2010
Statement of comprehensive income
EUR 1,000

	Jan-Aug 2010*	Jan-Aug 2009*	Jan-Dec 2009
Interest income	281,596	454,223	603,038
Interest expense	-124,398	-311,735	-384,040

Net interest income	157,197	142,488	218,998

Commission income and fees received	8,150	6,598	8,909
Commission expense and fees paid	-1,840	-1,772	-2,843
Net profit on financial operations	29,890	134,737	177,754
Foreign exchange gains and losses	2,906	-844	-733

Operating income	196,305	281,207	402,085

Expenses
General administrative expenses	20,440	19,699	30,601
Depreciation	3,191	3,299	5,074
Impairment of loans	42,156	26,755	42,511

Total expenses	65,786	49,753	78,186

PROFIT/LOSS FOR THE PERIOD	130,518	231,454	323,900

Value adjustments on the available-for-sale portfolio	103	-2,596	-3,533

Total comprehensive income	130,621	228,858	320,367

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto.

Nordic Investment Bank	Financial information January—August 2010
Statement of financial position
EUR 1,000

		31 Aug 2010*	31 Aug 2009*	31 Dec 2009
ASSETS

Cash and cash equivalents		3,838,955	3,989,660	973,837

Financial placements
Placements with credit institutions		157,085	104,863	84,954
Debt securities		4,938,869	2,795,691	5,659,220
Other		25,202	12,078	19,999

		5,121,156	2,912,633	5,764,173

Loans outstanding		14,145,861	13,583,916	13,762,661

Intangible assets		5,342	6,213	6,703

Tangible assets, property and equipment		32,333	33,949	33,457

Other assets
Derivatives		3,000,475	1,368,157	1,463,803
Other assets		41,774	13,284	28,789

		3,042,249	1,381,440	1,492,592

Payments to the Bank’s reserves, receivable		11,519	23,997	17,758

Accrued interest and fees receivable		384,704	373,833	372,289

TOTAL ASSETS		26,582,118	22,305,641	22,423,470

LIABILITIES AND EQUITY
Liabilities

Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,478,770	511,070	452,395
Long-term amounts owed to credit institutions		175,196	155,497	201,052

		1,653,966	666,567	653,447

Repurchase agreements

Debts evidenced by certificates
Debt securities issued		21,456,201	17,663,556	17,775,437
Other debt		246,692	247,236	222,117

		21,702,893	17,910,793	17,997,553

Other liabilities
Derivatives		731,429	1,465,289	1,423,870
Other liabilities		7,056	6,414	7,747

		738,485	1,471,703	1,431,617

Accrued interest and fees payable		305,843	297,777	290,544

Total liabilities		24,401,187	20,346,840	20,373,161

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,302

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		676,807	664,329	670,568
General Credit Risk Fund		550,757	340,857	340,857
Special Credit Risk Fund PIL		395,919	281,919	281,919
Payments to the Bank’s reserves, receivable		11,519	23,997	17,758
Other value adjustments		-3,191	-2,357	-3,294
Profit/loss for the year		130,518	231,454	323,900

Total equity		2,180,931	1,958,801	2,050,310

TOTAL LIABILITIES AND EQUITY		26,582,118	22,305,641	22,423,470

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto.

Nordic Investment Bank	Financial information January—August 2010
Changes in equity*
EUR 1,000

					Payments
					to the
				Special	Bank’s
			General	Credit	Statutory
			Credit	Risk	Reserve	Appropriation		Profit/loss
	Paid-in	Statutory	Risk	Fund	and credit	to dividend	Other value	for the
	capital	Reserve	Fund	PIL	risk funds	payment	adjustments	period	Total

Equity at 31 December 2008	418,602	656,770	622,131	281,919	31,556	0	239	-281,273	1,729,943

Appropriations between reserve funds			-281,273					281,273	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		7,559			-7,559				0

Comprehensive income for the period 1/1—31/8/2009							-2,596	231,454	228,858

Equity at 31 August 2009	418,602	664,329	340,857	281,919	23,997	0	-2,357	231,454	1,958,801

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0

Comprehensive income for the period 1/9—31/12/2009							-937	92,446	91,509

Equity at 31 December 2009	418,602	670,568	340,857	281,919	17,758	0	-3,294	323,900	2,050,310

Appropriations between reserve funds			209,900	114,000				-323,900	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0

Comprehensive income for the period 1/1—31/8/2010							103	130,518	130,621

Equity at 31 August 2010	418,602	676,807	550,757	395,919	11,519	0	-3,191	130,518	2,180,931

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto.

Nordic Investment Bank	Financial information January—August 2010
Cash flow statement
EUR 1,000

	Jan— Aug 2010*	Jan— Aug 2009*	Jan— Dec 2009
Cash flows from operating activities

Profit/loss from operating activities	130,518	231,454	323,900

Adjustments:
Market value adjustment, trading portfolio	-27,424	-120,707	-135,915
Impairment on accrued interest and matured financial assets		1,739
Depreciation and write-down in value of tangible and intangible assets	3,191	3,299	5,074
Change in accrued interest and fees (assets)	-12,478	-8,982	-5,699
Change in accrued interest and fees (liabilities)	15,299	-35,130	-42,364
Impairment of loans	42,156	26,755	42,511
Adjustment to hedge accounting	4,287	-29,499	-37,661
Other adjustments to the period’s profit	-26	-24	-36

Adjustments, total	25,005	-162,550	-174,090

Lending
Disbursements of loans	-617,590	-1,195,694	-1,953,924
Repayments of loans	843,171	780,250	1,326,496
Realised impairment losses on loans		10,178	16,630
Capitalisations, redenominations, index adjustments etc.	-217	-669	-865
Transfer of loans to other financial placements			8,584
Transfer of loans to claims in other assets			64,423
Exchange rate adjustments	-549,074	-135,168	-204,805

Lending, total	-323,709	-541,103	-743,461

Cash flows from operating activities, total	-168,186	-472,199	-593,651

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,938,504	-2,142,691	-2,934,459
Sold and matured debt securities	2,770,559	1,773,990	2,292,851
Placements with credit institutions	-72,050	-23,139	-3,182
Other financial placements	-4,732	-517	-9,369
Exchange rate adjustments etc.	-87,135	8,382	-2,580

Placements and debt securities, total	668,138	-383,976	-656,739

Other items
Acquisition of intangible assets	-461	-1,069	-2,505
Acquisition of tangible assets	-244	-470	-807
Change in other assets	-2,975	-5,161	-130,076

Other items, total	-3,679	-6,700	-133,388

Cash flows from investing activities, total	664,459	-390,676	-790,127

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	3,127,436	3,112,621	4,136,814
Redemptions	-2,510,330	-2,643,746	-3,644,632
Exchange rate adjustments	2,243,312	223,926	281,597

Debts evidenced by certificates, total	2,860,418	692,801	773,780

Other items
Long-term placements from credit institutions	-25,856	76,390	121,945
Change in swap receivables	-836,117	170,494	118,636
Change in swap payables	-661,524	-421,676	-487,173
Change in other liabilities	-691	1,210	2,543
Paid-in capital and reserves	6,239	7,559	13,798

Other items, total	-1,517,949	-166,024	-230,251

Cash flows from financing activities, total	1,342,469	526,777	543,529

CHANGE IN NET LIQUIDITY	1,838,743	-336,099	-840,249

Opening balance for net liquidity	521,442	1,361,690	1,361,690

Closing balance for net liquidity	2,360,184	1,025,592	521,442

Additional information to the statement of cash flows
Interest income received	269,180	446,980	597,339
Interest expense paid	-109,099	-346,865	-426,403
The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2009 and the notes thereto.

Nordic Investment Bank	Financial information January—August 2010
Nordic Investment Bank (NIB)
Fabianinkatu 34
P.O. Box 249
FI-00171 Helsinki, Finland
Telephone: +358 10 618 001
Fax: +358 10 618 0725
Internet: www.nib.int
E-mail: info@nib.int